Exhibit 10.1

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated June 11, 2012, is entered into by and between Joseph C. Lawler (“Executive”) and ModusLink Global Solutions, Inc. (the “Company”).

WHEREAS, the Executive and the Company have agreed that the Executive will voluntarily separate from employment with the Company on October 1, 2012 or such earlier date provided for herein;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Transition and Resignation as a Director.

(a) From the date hereof until the first to occur of: (i) October 1, 2012, (ii) a date mutually agreed to by the Executive and the Company, (iii) the date on which another individual is appointed by the Company to serve as its President and Chief Executive Officer (“CEO”) (or such later date as is determined by the Company as the effective date of such appointment for the purposes of this Agreement), and (iv) the date on which the Executive’s employment is terminated by the Company with or without Cause (if any, as defined in the Executive Severance Agreement dated August 23, 2004, by and between Executive and the Company (as amended) (the “Severance Agreement”)(the first to occur of such dates, the “Termination Date”), the Executive shall continue to serve the Company as its CEO. The Company acknowledges that to its knowledge after reasonable diligence, no such grounds for a “Cause” termination currently exists.

(b) During the period from the date hereof until the Termination Date Executive shall continue to perform his normal duties consistent with his role as CEO.

(c) Effective the date hereof, Executive irrevocably resigns as a director of the Company and its direct and indirect subsidiaries and affiliates. Effective on the Termination Date, Executive shall thereupon be deemed to have irrevocably resigned all officer positions he holds in the Company and its direct and indirect subsidiaries and affiliates.

(d) In consideration of this Agreement, Executive hereby waives all rights under the Severance Agreement.

2. Termination of Employment. Executive and the Company agree that Executive’s employment with the Company will terminate on the Termination Date. Executive shall be paid his regular base salary through the Termination Date. According to the Company’s normal payroll practices the Executive shall be paid any vacation accrued but unused through the Termination Date. Upon expiration of the Termination Date, the Executive shall be eligible to elect continuation coverage under the Company’s medical, dental and vision benefit plans to the extent required by the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any similar state law (“COBRA” ).

3. Severance Benefits. Notwithstanding the provisions of the Severance Agreement, provided, that the Executive timely signs and returns this Agreement, complies with Sections 4 and 5 hereof, is not terminated for Cause, and subject to the provisions of Sections 7 and 8 of this Agreement, then the Company will provide Executive with the following compensation and benefits, less any tax or other legally required withholdings:

(a) $1,451,250 payable within 10 days of the Termination Date, which Executive agrees is an amount equal to 12 months of his current base salary and his target annual bonus for 2012 (“Cash Severance”);

(b) Following the Termination Date, each month the Company shall reimburse Executive the amount that Executive is required to pay for continuation coverage under the Company’s group health plan COBRA until the earlier of (i) twelve months following the Termination Date, or (ii) the date Executive and his eligible dependents become covered under another employer’s group health plan, or (iii) the date Executive no longer is a “Qualified Beneficiary” (as such term is defined in Section 4980B of the Code) (the “COBRA Benefit”); provided that Executive and his eligible dependents elect such continuation coverage within the time period required by COBRA; and

(c) In addition to any other stock option or restricted stock award that may vest in due course on or prior to the Termination Date in accordance with the terms thereof, as modified by this Section 3(c) below with respect to vesting treatment in the event of a Change in Control, the Executive shall become fully vested on the Termination Date in the stock options and restricted stock set forth on Exhibit A (the “Vesting Equity” and collectively with the Cash Severance and the COBRA Benefit, the “Severance”), with all other unvested stock options and restricted stock being forfeited and cancelled. Executive shall have six months following the Termination Date (but not to exceed the original term) in which to exercise all stock options previously granted to the Executive which are vested and outstanding on the Termination Date. Notwithstanding the foregoing, the Vesting Equity consisting of the stock options granted on September 30, 2011 and which would vest on September 30, 2012 and restricted stock which otherwise would have vested on October 1, 2012, Executive hereby agrees not to exercise such options or sell any such restricted stock until on or after October 1, 2012. Additionally, in the event a Change in Control (as defined in the Company’s 2010 Incentive Award Plan) or Reorganization Event (as defined in the Company’s 2000 and 2004 Stock Incentive Plans)

(collectively a “Change in Control Event”) occurs between the date hereof and the Termination Date, Executive hereby waives all rights to any accelerated vesting (other than the acceleration of the Vesting Equity set forth in his Section 3(c) above and on Exhibit A) that could otherwise apply to any unvested stock options and restricted stock outstanding immediately prior to the Change in Control Event and consents to the cancellation of any such stock options and restricted stock (other than the Vesting Equity) upon the Change in Control Event without any payment thereon notwithstanding any provisions to the contrary regarding vesting upon a Change in Control Event contained in the 2010 Incentive Award Plan, 2002 Stock Incentive Plan or the 2004 Stock Incentive Plan, any award agreement or any other agreement entered into by the Company and a third party with respect to a Change in Control Event.

4. Cooperation. Following the Termination Date, at the request of the Company, and to the extent not requiring a time commitment that interferes with Executive’s subsequent full-time business endeavors, Executive agrees to cooperate to the fullest extent possible with respect to legal and operational matters involving the Company about which Executive has or may have personal knowledge, including reasonable cooperation in the professional transition of those matters for which he was responsible and involved in during his employment with the Company and any such matters which may arise after the Termination Date. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation. Such reimbursement shall be made in accordance with the Company’s normal business reimbursement policies upon presentation of proper documentation, but not later than December 31 of the year following the year in which the expense was incurred.

5. Covenants

(a) Release. The payments and benefits to the Executive pursuant to Section 3 of this Agreement are contingent upon the Executive executing and delivering to the Company on the first business day following the Termination Date, a release of claims in substantially the same form as the release set forth in Section 6 as of that date (the “Release”) and the Executive not revoking the Release.

(b) Non-Competition Agreement. Executive reaffirms and agrees to abide by all covenants and agreements set forth in the Non-Competition Agreement dated November 1, 2011 entered into by and between the Company and Executive (the “Non-Compete Agreement”).

(c) No Disparagement/Communications. Executive will not disparage the Company, its subsidiaries and affiliates as well as their directors, officers, employees, or stockholders owning more than 1% of the Company’s outstanding voting shares and their representatives. The Company’s current officers and members of its current Board of Directors shall not, at any time following the date of this Agreement, disparage the Executive. Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of its Board of Directors to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

(d) Return of Company Property. Executive understands and agrees that he will return all Company property, including but not limited to, all keys to Company property,

Company credit cards and access cards, any computers and related devices, all information contained on a Company computer or related device, and the originals and all copies (whether on paper, disk, tape, or in another form) of all information that Executive has about the Company’s business, customers, suppliers, employees, and agents.

(e) Confidential Information. At all times Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company’s business and the business of any of its subsidiaries and affiliates, learned by the Executive during his employment with the Company (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

6. Release and Covenant not to Sue.

(a) In consideration of the promises made by the Company in this Agreement, Executive agrees that he, on behalf of himself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally releases and holds harmless the Company and each of the Company’s agents, directors, officers, partners, members, employees, representatives, attorneys and affiliated companies, divisions, subsidiaries and parents (and agents, directors, officers, partners, members, employees, representatives and attorneys of such affiliates), and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, promises, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent which Executive ever had, now has, or he or his heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Releasees (hereinafter, the “Claims”), arising from or relating in any way to Executive’s employment relationship with the Company or the separation of that employment relationship, whether the Claims arise from any alleged violation by the Company of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such Claims include, without limitation, any Claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, tort, fraud, misrepresentation, defamation, libel, harassment, retaliation, violation of public policy, wrongful dismissal or discharge, breach of the implied covenant of good faith and fair dealing, and employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Massachusetts Fair Employment Rights Act; (k) the Annotated Laws of Massachusetts at Part I, Title XXI, Chapter 149 and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees.

(b) Executive agrees not to sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasee on account of any and all Claims released pursuant to Section 6(a) hereof. Executive intends in granting this Release that it shall be effective as a bar to each and every such Claim, and expressly consents that this Release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. Executive further agrees that in the event any Releasing Party brings any Claim in which any Releasing Party seeks damages against any Releasee or in the event any Releasing Party seeks to recover against any Releasee in any Claim brought by a governmental agency on behalf of any Releasing Party, this Release shall serve as a complete defense to such Claims. Executive understands and agrees that this Release and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Releasee that any Releasing Party has any viable Claims against any Releasee. Executive represents and warrants that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims released pursuant to this Release, and Executive hereby agrees to indemnify and hold each Releasee harmless from and against any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Releasees as a result of any person or entity asserting any right or interest pursuant to Bishop’s assignment or transfer of any such Claims.

(c) Executive understands and agrees that Executive’s employment with the Company and the separation of that employment may have caused injuries or damages, or given rise to claims for damages, the existence of which and the consequences of which are now unknown but which may become known in the future. EXECUTIVE NEVERTHELESS INTENDS TO AND DOES HEREBY RELEASE ALL CLAIMS FOR ALL INJURIES, DAMAGES, OR CLAIMS OF WHATEVER TYPE OR NATURE, WHETHER NOW KNOWN OR UNKNOWN THAT AROSE OR MAY ARISE IN ANY WAY OR TO ANY DEGREE OUT OF ANY ACTIONS BY THE RELEASEES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, IT BEING THE PARTIES’ INTENT TO RELEASE THE RELEASEES FROM LIABILITY TO THE FULLEST EXTENT PERMITTED BY LAW.

(d) Notwithstanding anything else herein to the contrary, this Agreement shall not affect: (i) except as specifically provided in Section 3(c) (which terms shall govern in such case), the Company’s obligations under any employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any retirement plan); (ii) rights to indemnification the Executive may have under any directors and officers liability insurance, the Company’s Bylaws or Articles of Incorporation and the Indemnification Agreement between Executive and the Company dated August 23, 2004; (iii) rights Executive may have as a shareholder, of the

Company; (iv) claims for unemployment compensation pursuant to the terms of applicable state law; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment; or (vi) any claims that cannot be waived by law.

(e) Executive hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against the Releasees by any other party, including without limitation the Equal Employment Opportunity Commission and the Massachusetts Commission Against Discrimination, or other administrative agency, on Executive’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Executive herein.

7. Should Executive attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Executive shall initially submit to the Company the full amount of the Severance previously provided to Executive in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with Executive to cancel this Agreement. In the event the Company accepts this offer, it shall retain such monies and this Agreement shall be canceled. In the event the Company does not accept such offer, it shall so notify Executive and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

8. In addition to all other available legal or equitable remedies, if (i) Executive is found to have breached the covenants contained in Sections 5(a), 5(b), 5(e) or 6 of this Agreement, or (ii) based on facts not known to the Company, and which the Company should not have known with reasonable diligence, on the Termination Date, the Company later discovers that it could have terminated the Executive for Cause (as defined in the Severance Agreement), then the Executive shall be obligated to return all but $100 of the Cash Severance to the Company within five business days following written demand by the Company and all Vesting Equity that Executive holds on such date shall automatically be cancelled and become void, without any payment thereon. Nothing contained in this Agreement shall interfere with the Company’s rights or obligations to recover amounts paid to the Executive under Section 304 of the Sarbanes-Oxley Act of 2002.

9. This written Agreement supersedes any prior written or verbal adjustment of this matter, including the Severance Agreement; provided, however, this Agreement does not supersede the Non-Compete Agreement, which is incorporated herein by reference. There may be no modification of this Agreement except in writing signed by all parties. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect. The prevailing party in any action or proceeding between the Company and Executive, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

10. Except for an action seeking injunctive relief, all disputes, controversies, or claims based upon, relating to, or arising from Executive’s employment by the Company or the terms, interpretation, performance, breach, or arbitrability of this Agreement (other than workers’ compensation claims) shall be settled through final and binding arbitration. Unless Executive and the Company mutually agree otherwise, the arbitration shall be conducted by a single neutral arbitrator before the Judicial Arbitration and Mediation Service (“JAMS”), in accordance with its applicable rules. The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given notice of such breach to the other party. The Company shall pay all fees and expenses of the arbitrator. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration may be compelled and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq.

11. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the Commonwealth of Massachusetts.

12. Executive agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by the Company of any liability to, or of the validity of any Claim whatsoever by Executive. Except as set forth herein, the Company specifically denies any liability to Executive on the part of itself, its directors, officers, agents, partners, members, employees and representatives.

13. Executive acknowledges that Executive has been advised by the Company to seek legal and financial advice regarding the effect of this Agreement, prior to signing it. By affixing his initials hereafter, Executive acknowledges that Executive has either:

(a) Knowingly waived Executive’s right to seek legal advice and is signing this Agreement without obtaining such counsel; or

(b) Obtained legal advice and is signing this Agreement after consulting with independent counsel.

Executive further acknowledges that he has been given at least twenty-one (21) days to consider whether or not to sign this Agreement.

14. Executive has the right to revoke this Agreement within seven (7) days of signing it. To revoke the Agreement, Executive must both send a written letter by certified mail to ModusLink Global Solutions, Inc. 1601 Trapelo Road, Suite 170, Waltham, Mass. 02451, Attn: Peter L. Gray to inform the Company of the revocation. This Agreement shall be effective on the eighth (8th) day following Executive’s execution of this Agreement, provided it has not been revoked as provided in this Section 14.

15. The Company will reimburse Executive up to a maximum of $15,000 for legal fees actually incurred in connection with the preparation and review of this Agreement. Such reimbursement shall be made in accordance with the Company’s normal business reimbursement policies upon presentation of proper documentation, but not later than December 31 of the year following the year in which the expense was incurred.

16. Executive and the Company acknowledge that they have read the above fifteen (15) Sections and this Section 16 and fully understand the terms, nature, and effect of this Separation and Release Agreement, which they voluntarily execute in good faith and deem to be fair and equitable.

Joseph C. Lawler	ModusLink Global Solutions, Inc.
(“Executive”)

/s/ Joseph C. Lawler	/s/ Peter L. Gray
Date: June 12, 2012	By: Peter L. Gray
Its: Executive Vice President and General Counsel
Date: June 12, 2012

EXHIBIT A

VESTING EQUITY

Stock Options	Grant Date	Exercise Price ($)
6,745	8/23/07	16.10
6,745	8/23/08	11.81
6,745	8/23/09	7.28
45,775	9/30/11	3.49

Restricted Stock	Vesting Date
13,490	8/23/12
25,433	10/1/12